EXHIBIT 39

DATED 25TH FEBRUARY 2005

(1) PACIFIC CENTURY REGIONAL DEVELOPMENTS
LIMITED

(2) LEHMAN BROTHERS COMMERCIAL CORPORATION
ASIA LIMITED

(3) LEHMAN BROTHERS ASIA LIMITED

DEED OF EARLY REDEMPTION

THIS DEED is made on 25th February 2005

BETWEEN:

(1)	PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 6 Battery Road, #38-02, Singapore 049909 (PCRD);

(2)	LEHMAN BROTHERS COMMERCIAL CORPORATION ASIA LIMITED, a company incorporated under the laws of Hong Kong and whose registered office is at Level 38, One Pacific Place, 88 Queensway, Hong Kong (LBCCA); and

(3)	LEHMAN BROTHERS ASIA LIMITED, a company incorporated under the laws of Hong Kong and whose registered office is at Level 3701-3, 3710-12, Level 37 and Level 38, One Pacific Place, 88 Queensway, Hong Kong (LBAL)

WHEREAS:

(A)	PCRD executed a deed poll dated 15 th January 2002 relating to US$100,000,000 secured redeemable exchangeable bonds due 2006 to 2007 exchangeable for ordinary shares of PCCW Limited (formerly known as Pacific Century CyberWorks Limited) as amended and supplemented by a Supplemental Deed Poll dated 28 th October 2002, a Second Supplemental Deed Poll dated 11th June 2003, a Third Supplemental Deed Poll dated 24 th November 2003 and a Fourth Supplemental Deed Poll dated 8 th March 2004 (collectively, the Original Deed Poll).

(B)	The purpose of this Deed is to, inter alios, amend the Original Deed Poll (and this Deed is accordingly supplemental to the Original Deed Poll).

(C)	LBCCA holds 100 per cent. in aggregate principal amount of the outstanding Bonds and has consented to the amendment to the Original Deed Poll and the early redemption of the Bonds on the terms of this Deed and is executing this Deed to evidence that consent as contemplated by Condition 16 of the Original Deed Poll. PCRD acknowledges that LBCCA is the holder of 100 per cent. in aggregate principal amount of the outstanding Bonds and PCRD has accordingly declined to set a record date for the purposes of determining the holders of the outstanding Bonds entitled to give consent to an amendment to the Original Deed Poll.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	For all purposes of this Deed (including the recitals):

(a)	capitalised terms used and not otherwise defined herein shall have the meanings as defined in the Deed Poll, the Security Agreement, the Securities Lending Agreement and the Share Charge Agreement (as the case may be), as such defined terms may be amended, modified or supplemented from time to time, in accordance with the respective terms thereof; and

(b)	the principles of construction and rules of interpretation set forth in Clause 1 of the Original Deed Poll shall apply.

1.2	In this Deed:

Business Day means a day (excluding Saturdays and Sundays) on which banks in New York, Singapore and the Hong Kong Special Administrative Region of the People’s Republic of China are generally open for the transaction of business.

Early Redemption Date means 25 th February 2005.

Early Redemption Premium means US$20,500,000 (United States Dollars Twenty Million Five Hundred Thousand Only).

LBCCA’s Account means:	Bank:	Citibank NA, New York
	Account No.:	Account No.: 4068-8866
	Account Name:	Lehman Brothers Asia Holdings
	lFO:	LBCCA

Principal Amount means US$100,000,000 (United States Dollars One Hundred Million) being the principal amount of the Bonds.

Security Agreement means the Security Agreement dated 14th January 2002 between PCRD as assignor, Intel Capital Corporation as borrower of

Shares and Intel Pacific Inc. as security trustee as novated to LBCCA as purchaser and LBAL as security trustee by the Security Agreement Novation.

Security Agreement Novation means the Novation Agreement dated 8 th March 2004 between PCRD, Intel Capital Corporation, Intel Pacific Inc., LBCCA and LBAL.

Securities Lending Agreement means the Securities Lending Agreement dated 14 th January 2002 between Intel Capital Corporation as Borrower and PCRD as Lender as novated to LBCCA by an SLA Novation dated 8 th March 2004 between Intel Capital Corporation, PCRD and LBCCA.

Share Charge Agreement means the Share Charge Agreement dated 14 th January 2002 between PCRD as Issuer and Intel Pacific Inc as Security Trustee as novated to LBAL by the Security Agreement Novation.

2.	REDEMPTION OF THE BONDS

2.1	The Original Deed Poll shall be amended by inserting the following as a new Condition 9(k):

“9(k)	Notwithstanding the foregoing provisions of this condition 9 the Bonds may be redeemed at such time and upon such terms as the Issuer and all holders of the Bonds shall agree by deed expressed to be supplemental hereto.”

2.2	In consideration of the payment by PCRD to LBCCA of the Early Redemption Premium plus the Principal Amount all outstanding Bonds shall be redeemed on the Early Redemption Date. LBCCA acknowledges that payment of the Early Redemption Premium plus the Principal Amount shall discharge in full all of PCRD’s obligations pursuant to the Bonds including without limitation to the aforegoing all interest payable pursuant to the Bonds.

2.3	Forthwith upon execution of this Deed:

(a) PCRD shall be deemed to have given notice to LBAL, in its capacity as Security Trustee, of the redemption of the Bonds on the Early Redemption Date in consideration of the payment of the Early Redemption Premium plus the Principal Amount in accordance with the provisions of Clause 8.1(b) of the Security Agreement;

	(b)	LBAL shall be deemed to have given to LBCCA, and LBCCA shall be deemed to have received a Securities Return Notice from LBAL requiring it to return on the Early Redemption Date, in accordance with the Securities Lending Agreement and the Security Agreement, all Borrowed Shares.

2.4	PCRD represents and warrants to and for the benefit of LBCCA and LBAL as at the date hereof that:

	(a)	it is duly incorporated and validly existing under the laws of its country of incorporation;

	(b)	it has power to execute and deliver this Deed;

	(c)	it is not and will not be or become, as a result of the execution and delivery by it of this Deed or the performance or compliance with any or all of its obligations thereunder, insolvent or unable to pay its debts generally as they fall due; and

	(d)	it has not taken any corporate action nor have any proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding up, dissolution, administration or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues.

2.5	Completion of this Deed shall take place on the Early Redemption Date at the offices of LBCCA Hong Kong when:

	(a)	PCRD shall pay to LBCCA the Early Redemption Premium by wire transfer to LBCCA’s Account;

	(b)	PCRD shall pay to LBCCA the Principal Amount by wire transfer to LBCCA’s Account;

	(c)	Subject to the receipt of the Early Redemption Premium and the Principal Amount in LBCCA’s Account:

(i) LBCCA shall surrender the certificates for the Bonds to PCRD at the offices of LBCCA no later than noon on Saturday 26 February 2005;

	(ii)	LBCCA shall return all Borrowed Shares (being 103,999,999 Shares) to PCRD’s account (Brokerage Account No. 050-56489) with LBAL (PCRD Account) within the next following Business Day of the Early Redemption Date and otherwise in accordance with the provisions of the Securities Lending Agreement and the Security Agreement (including but not limited to Clause 10 of the Security Agreement) together with duly executed bought and sold notes in respect of the Borrowed Shares;

	(iii)	LBAL shall immediately upon the transfer of the Borrowed Shares to the PCRD Account (and in any event within the next following Business Day of the Early Redemption Date) transfer the Borrowed Shares to PCRD’s nominee’s account with the Hong Kong Central Clearing and Settlement System (Name of A/C: BNP Paribas Peregrine Securities Limited, CCASS A/C No.: B01299, In favour of: Pacific Century Regional Developments Limited, A/C No.: 217189); and

	(iv)	LBAL shall in its capacity as Security Trustee return to PCRD’s nominee’s account with the Hong Kong Central Clearing and Settlement System (as specified above) within the next following Business Day of the Early Redemption Date all Security Shares then held by the Security Trustee pursuant to the Share Charge Agreement (being 176,080,137 Shares) and shall execute such documents and procure that its nominees execute such documents as PCRD may reasonably request and which may be required to reassign all of PCRD’s right, title and interest in and to such of the Security Shares then held by the Security Trustee (or its nominee).

2.6	No party shall be obliged to complete this Agreement or perform any obligations under Clause 2.5 unless the other party demonstrates that it is able to comply fully with the requirements of Clause 2.5.

2.7	Following completion of PCRD’s obligations under Clause 2.5 PCRD shall cancel the Bonds.

3.	FURTHER ASSURANCE

PCRD and LBCCA will take such further actions or execute such other documents as may reasonably be required to give effect to this Deed including making any filings required in any jurisdiction.

4.	COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which shall be deemed an original.

5.	STAMP DUTY

Stamp duty (if any) arising on transfers or returns of Security Shares or Borrowed Shares shall be borne equally by each of PCRD and LBCCA. In the event that LBCCA (or its affiliate) pays any amount of stamp duty payable by PCRD, PCRD shall, within one (1) Business Day of a demand from LBCCA (or its affiliate), reimburse such amount.

6.	COSTS AND INDEMNITIES

6.1	The provision of Clauses 13.2, 13.3 and 13.4 of the Security Agreement shall apply to this Deed as if set out herein.

7.	PAYMENTS

The provisions of Conditions 10 and 11 of the Bonds shall apply to any payment made under this Deed.

8.	GOVERNING LAW

The provisions of Clause 8 of the Original Deed Poll shall apply to this Deed as if set out herein.

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The Common Seal of	)
PACIFIC CENTURY REGIONAL	)
DEVELOPMENTS LIMITED	)
was affixed in the presence of:	)

[SEAL]
	Director	/s/ Peter Anthony Allen

	Director	/s/ Alexander Anthony Arena

The Common Seal of	)
LEHMAN BROTHERS COMMERCIAL	)
CORPORATION ASIA LIMITED	)
was affixed in the presence of:	)

[SEAL]
	Director	/s/ Terence Mackey

Terence Mackey
Director / Authorised Signatory

The Common Seal of	)
LEHMAN BROTHERS ASIA LIMITED	)
was affixed in the presence of:	)

[SEAL]
	Director	/s/ Terence Mackey

Terence Mackey
Director / Authorised Signatory